Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM

TO: New Cardio, Inc.

As independent registered certified public accountants, we hereby consent to the inclusion in this Registration Statement on Form S-1, of our report dated June 10, 2007 relating to the financial statements of New Cardio, Inc. and to the reference to our Firm under the caption “Experts” appearing in the Prospectus.

/s/ RBSM LLP

New York, New York
February 11, 2008